Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (“Agreement”) is entered into by and between Capstone Turbine Corporation (“Capstone”) on the one hand, and Leigh Estus (“Employee”), on the other hand.  Capstone and Employee shall be referred to herein, collectively, as the “Parties.”  Employee enters into this Agreement in accordance with Section 4.04 of the 2002 Capstone Turbine Corporation Severance Pay Plan (the “Plan”) and in exchange and consideration for the applicable severance payment for which Employee is eligible to receive under the Plan, which in the case of Employee is $115,450.01 (the “Severance Payment”). The Severance Payment will be paid in accordance with Section 4.03 of the Plan which currently provides for payment in the same manner as Capstone’s regular payroll practices.

1.             Employee’s last day of employment will be December 1, 2008 at which time Employee will be paid all regular payroll earnings and accrued vacation through that date.

2.             Employee agrees and warrants that, as of the time of execution of this Agreement, he/she has not filed any complaints, Charges, applications, grievances, or lawsuits against Capstone with any governmental agency or court, including, but not limited to, Department of Fair Employment and Housing, the United States Equal Employment Opportunity Commission, the Division of Labor Standards Enforcement, the California Superior Court or the United States District Court, or in any other forum whatsoever.

3.             Employee warrants and represents that he/she has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or portion thereof, or interest therein, which Employee may have against Capstone. Employee agrees to indemnify, defend and hold Capstone harmless from and against any and all claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any claims or portion thereof or interest therein.

4.             Except for obligations created herein and by the Plan, Employee on behalf of himself/herself, his/her agents, spouse, heirs, assigns, attorneys and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges Capstone and each of its owners, parents, subsidiaries, predecessors, successors, affiliates, administrators, representatives, executors, assigns, and insurers and each and all of their agents, directors, officers, employees, former employees, representatives, attorneys, partners, and stockholders, and all persons acting by, through, under, or in concert with any of them, (collectively, the “Capstone Releasees”) from any and all Charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, judgments, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent which Employee now has, owns, holds, or claims to have, claims to own, or claims to hold, or which Employee at any time heretofore had, owned, held or claimed to have, claimed to own, or claimed to hold, or which Employee at any time hereafter may have, own, hold or claim to have, claim to own, or claim to hold, against the Capstone Releasees through the date of the execution of this Agreement, and further including, without limitation, any and all claims which might arise, or might have arisen, against the Capstone Releasees, under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims based upon any Federal, State or Local common law, statutes, orders or regulations including, but not limited to, those prohibiting discrimination on account of race, color, creed, religion, sex, sexual harassment, national origin, age (including the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), handicap or mental or physical disability, perceived handicap or perceived mental or physical disability, marital status, height, weight or sexual preference or orientation including, but not limited to, the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12900 et seq., 42 U.S.C. §§ 2000e et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (“ADA”), the California Moore—Brown—Roberti Family Rights Act, Cal. Gov’t Code § 12945.2, the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., Labor Code §§ 132a 1101, 1102 and 1102.2, the Workers’ Compensation Act, Labor Code §§ 3600 et seq., and/or any claims arising under any federal or state labor law.

5.             All rights under California Civil Code section 1542, are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6.             Employee agrees and represents that he/she understands that by executing this General Release he/she is releasing all claims he/she may have against Capstone arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”).  Employee acknowledges that, before signing this General Release, he/she is entitled to twenty-one (21) full calendar days to consider the terms of this Agreement, but, in signing this Agreement, specifically waives that twenty-one (21) full calendar days consideration period.  Employee also acknowledges that Capstone has advised him/her to consult with an attorney, and that he/she has in fact consulted with an attorney, concerning this General Release in general, and in particular with respect to Employee’s release of claims under the ADEA.  Employee further acknowledges that, following his/her signing of this General Release, he/she is entitled to seven (7) full calendar days to revoke his/her release of any claims under the ADEA – which seven (7) day period is non-waivable (the “Revocation Period”).  Accordingly, this Agreement shall not become effective or enforceable until the Revocation Period has expired.  In the event Employee revokes his/her release of his/her ADEA claims within the Revocation Period, at Capstone’s election the entire Agreement may become null and void in its entirety and any and all of Capstone’s obligations hereunder, including, specifically, any obligation to tender the Severance Payment may expire and become null and void.

7.             Except for the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) signed by Employee at the time of hire, this General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between the Parties hereto pertaining to the subject matter hereto. Employee hereby acknowledges and certifies that Employee will abide by all the terms and conditions of the Confidentiality Agreement.

Having had a reasonable time in which to review and consider these terms, and acknowledging that I have had full opportunity to consult with independent counsel, I hereby agree and accept the above terms and conditions.

Dated:	November 19, 2008	/s/ LEIGH ESTUS
Leigh Estus

Capstone Turbine Corporation

Dated:	December 1, 2008	By:	/s/ LARRY COLSON
Larry Colson
Sr. VP, Human Resources